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                                  EXHIBIT 99.1


           HARVEY ENTERTAINMENT COMPLETES $17 MILLION RECAPITALIZATION
                   WITH INVESTOR GROUP LED BY ROGER A. BURLAGE


LOS ANGELES-(BUSINESS WIRE)-April 27, 1999--

        - Burlage Named CEO and Rick Mischel to be Designated as President and COO -

The Harvey Entertainment Company (NASDAQ:HRVY) announced today that it has completed, on the previously announced terms, a Stock Purchase Agreement with Roger A. Burlage, Michael R. Burns, Paul Guez, Al Checchi, Ken Slutsky and The Kushner-Locke Company (NASDAQ:KLOC), pursuant to which the investor group purchased $17 million in newly-issued shares of Harvey's Series A Convertible Preferred Stock.

The investment consists of $5.5 million in Kushner-Locke common stock, contributed by Kushner-Locke, and $11.5 million in cash from the remaining members of the investment group. Harvey also announced that in conjunction with the closing of the investment, entertainment industry executives Roger A. Burlage will lead and Rick Mischel is expected to join Harvey Entertainment's management team. Effective with the closing of the investment yesterday afternoon, Mr. Burlage is Chairman and Chief Executive Officer, and Mr. Mischel is expected to become President and Chief Operating Officer upon formal election by the Board of Directors.

The holders of the new preferred stock have the right as a separate class to elect two members of an expanded five-person Harvey Board of Directors. Roger Burlage and Michael R. Burns, a Managing Director of entertainment investment banking at Prudential Securities Incorporated, have joined Director Michael Doherty and former Chairman of the Board Gary Gray on the Board of Directors. A fifth Director seat will be filled by the Board in the near future.

Commenting on the closing, Harvey Entertainment's new Chief Executive Officer, Roger A. Burlage, stated, "With the recapitalization complete, we are now full speed ahead in our efforts to solidify the senior management team and begin implementing our business plan. As we previously stated, in addition to leveraging Harvey's impressive character portfolio and reinvigorating its traditional base of operations, we also look to enhance shareholder value by using Harvey as a publicly-traded platform for expanding into a wider range of opportunities and markets including new media and the Internet. As significant shareholders in the Company, we are extremely motivated to realize the significant growth opportunities we see for Harvey."

As Chairman and CEO of LIVE Entertainment, Inc., Mr. Burlage directed LIVE's financial and operational turnaround. Earlier, as President and Chief Executive Officer of entertainment


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distribution and home video company, Trimark Holdings, Inc., Mr. Burlage oversaw a nearly three-fold revenue increase over a four-year period. He also was a founding executive and served for five years as President and Chief Operating Officer of New World Entertainment. While at New World, sales rose from $8 million in the first nine months to approximately $400 million, five years later.

The Harvey Entertainment Company is engaged in the management and exploitation of its proprietary branded characters through merchandising and filmed entertainment, which includes theatrical, home video and television. The Harvey Classic Character Brands include Casper, the Friendly Ghost, Fatso, Stinkie and Stretch (the Ghostly Trio), Richie Rich, Baby Huey, Hot Stuff, Little Audrey, Wendy the Good Little Witch and many others. For more information on The Harvey Entertainment Company, visit the Company's website at http://www.harvey.com.

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the Company's expansion strategy and risks of the Company's merchandising, home video, and filmed entertainment activities, the management of growth, fluctuations in quarterly and annual operating results, the release of filmed entertainment products and other risks most recently outlined in the Company's filings with the Securities and Exchange Commission. Actual results may differ materially from management expectations.

CONTACT:
The Harvey Entertainment Company, Los Angeles
Roger A. Burlage, 310/789-1990
or
Jaffoni & Collins Incorporated, New York
David Collins, 212/835-8500
hrvy@jcir.com


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